UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Cypress Semiconductor Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cypress Semiconductor Corporation (the “Company”) is filing the following information as additional soliciting material in connection with the solicitation of proxies for its 2017 Annual Meeting of Stockholders and as definitive additional materials in connection with its Consent Solicitation Statement, dated February 28, 2017.

The following press release of the Company, which contains the full text of a letter mailed on or about March 3, 2017 to the Company’s stockholders of record as of February 27, 2017 from Hassane El-Khoury, President and Chief Executive Officer of the Company, and Eric A. Benhamou, Lead Independent Director of the Company, was distributed on March 3, 2017:

Cypress Semiconductor Files Definitive Consent Solicitation to Eliminate Cumulative Voting,

Protecting Stockholders from Founder and Former CEO with Self-Serving Agenda to Regain Influence

Sends Letter Urging Stockholders to Vote with the WHITE Consent Card

Aligns Cypress’ Voting Structure with over 97% of the S&P 500

Sets the Record Straight on False or Misleading Statements by Mr. Rodgers

SAN JOSE, Calif. – March 3, 2017 – Cypress Semiconductor Corporation (“Cypress”) (NASDAQ: CY) today announced that it has filed definitive consent solicitation materials with the U.S. Securities and Exchange Commission (“SEC”) seeking to amend the Company’s Second Restated Certificate of Incorporation to eliminate cumulative voting.

In conjunction with the filing, Cypress is mailing a letter to its stockholders along with the definitive consent solicitation statement, which includes a WHITE consent card, allowing stockholders as of the February 27, 2017 record date to submit consents by March 24, 2017, subject to extension by the Board of Directors.

The full text of the letter is as follows:

March 3, 2017

Dear Fellow Stockholder,

We are sending you the enclosed Consent Statement and accompanying WHITE consent card to seek your approval to eliminate cumulative voting.  As you may know, cumulative voting permits a stockholder with a minority stake in a company to have an outsized influence on the composition of its board of directors and to push an agenda with which a majority of stockholders disagree.  For example, even if stockholders holding as much as 87% of Cypress’ outstanding shares do not support a particular director nominee to serve on the board, that nominee can still be elected to a seven-member board, which is what Cypress has, if a stockholder cumulates the remaining 13% of the votes.  This is the reason why cumulative voting is exceptionally rare and in place at less than 3% of the S&P 500.  Taking this step will align Cypress with 97% of S&P 500 companies.

Cypress’ Board of Directors believes that it needs to take this action now to protect stockholders from former CEO T.J. Rodgers’ efforts to regain boardroom influence to promote his personal agenda.  As evidenced by our recent financial results, Cypress’ 3.0 strategy is taking hold and we are positioning the Company for long-term growth by focusing on the fast-growing automotive, IoT and industrial segments.  This consent solicitation is a necessary step to preserve that momentum and ensure Cypress remains well positioned for the future.

The Board determined that it needed to transition Mr. Rodgers out of Cypress as CEO in April 2016 and as a Director in August 2016, enabling the Company to move beyond the founding CEO and accelerate our 3.0 strategy.  Having successfully made that transition, we cannot let Mr. Rodgers now take advantage of an extremely unusual voting provision to stop our progress and put the best interests of our other stockholders at risk.  Mr. Rodgers’ personal agenda, including his pursuit of a baseless lawsuit and a distracting proxy contest, is potentially value-destructive.  We need to take immediate steps to prevent a minority stockholder, whose vision for Cypress is no longer appropriate for today’s realities, from seeking to advance his agenda by replacing two standing Board members with his hand-picked representatives.  Mr. Rodgers’ agenda could include actions that we believe would not be supported by – or be in the best interests of – the majority of our stockholders.

We also think it is important to set the record straight with respect to several misstatements recently made by Mr. Rodgers in his press releases and lawsuit.

•                 In February 2016, Cypress was evaluating a range of potential transactions and made the strategic decision to narrow its focus on Internet of Things businesses, and accordingly determined it would not move forward with Lattice or other non-IoT  opportunities.  As part of this process, Cypress’ Board of Directors, in consultation with the Company’s financial and legal advisors, evaluated a potential transaction with Lattice and ultimately decided not to pursue this transaction.  This decision was made when Mr. Rodgers was still CEO and a member of Cypress’ Board.  Additionally, following a final outreach by Lattice’s financial advisor, Cypress’ Chief Financial Officer again declined to pursue a transaction in September 2016, consistent with the Company’s previous decision to focus on IoT.

•                 Mr. Bingham officially joined Canyon Bridge in December 2016 – more than a month after Canyon Bridge announced its acquisition of Lattice.  Mr. Bingham reached an understanding to join Canyon Bridge’s founding team in October and officially became a partner in December 2016.  Mr. Bingham discussed his role at Canyon Bridge with Cypress’ Board and outside counsel prior to joining the firm.  The Cypress Board evaluated whether there was a conflict of interest and determined there was none.

•                 Mr. Bingham was not involved in Canyon Bridge’s efforts to source the Lattice transaction, perform due diligence or negotiate the terms.  Eric Benhamou, Cypress’ Lead Independent Director, together with the Company’s outside counsel, confirmed these facts.

•                 Mr. Rodgers, as a member of Cypress’ Board of Directors, voted with the Board to unanimously approve Mr. Bingham’s appointment as Executive Chairman and his compensation, which Mr. Rodgers now calls “excessive and unnecessary.”  Furthermore, Mr. Bingham’s compensation was established by the Board working with an independent compensation advisor.

Simply put: Don’t allow Mr. Rodgers to regain influence in the boardroom to promote his personal agenda; act promptly to sign and return the WHITE consent card today.  If you have any questions about executing or delivering your WHITE consent card or require assistance, please contact our consent solicitor, Okapi Partners at (212) 297-0720 or toll-free at (877) 285-5990.

On behalf of Cypress’ Board of Directors, we thank you for your continued support and we look forward to executing our 3.0 strategy to deliver value to you, our stockholders.

Sincerely,

Eric A. Benhamou	Hassane El-Khoury
Lead Independent Director	President and CEO

About Cypress

Founded in 1982, Cypress is a leader in advanced embedded system solutions for the world’s most innovative automotive, industrial, home automation and appliances, consumer electronics and medical products. Cypress’ programmable systems-on-chip, general-purpose microcontrollers, analog ICs, wireless and USB-based connectivity solutions and reliable, high-performance memories help engineers design differentiated products and get them to market first. Cypress is committed to providing customers with support and engineering resources that enable innovators and out-of-the-box thinkers to disrupt markets and create new product categories. To learn more, go to www.cypress.com.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”).

The Company plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2017 Annual Meeting (the “2017 Proxy Statement”), together with a WHITE proxy card.  STOCKHOLDERS ARE URGED TO READ THE 2017 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2017 Proxy Statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting.

Stockholders will be able to obtain, free of charge, copies of the 2017 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2017 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (https://www.cypress.com) or via the Company’s Investor Relations portal (http://investors.cypress.com/contactus.cfm). In addition, copies of the proxy materials, when available, may be requested from the Company’s proxy solicitor, Okapi Partners LLC, at (212) 297-0720 or toll-free at (877) 285-5990.

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “may,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “future,” “continue” or other wording indicating future results or expectations to identify such forward-looking statements that include, but are not limited to statements related to: our proposed governance changes, including changes regarding the removal of cumulative voting, the adoption of majority voting provisions and the adoption of proxy access provisions; our Cypress 3.0 strategy;  the composition of our Board of Directors; our 2017 Annual Meeting; the Company’s financial performance; our corporate governance policies and practices; our plans to file certain materials with the SEC; and the possible resolution of the lawsuit with Mr. Rodgers. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this press release. Our actual results may differ materially due to a variety of risks and uncertainties, including, but not limited to:  our inability to obtain stockholder approval on our proposed governance changes; the uncertainty of litigation; our ability to execute on our Cypress 3.0 strategy; global economic and market conditions; business conditions and growth trends in the semiconductor market; our ability to compete effectively; the volatility in supply and demand conditions for our products, including but not limited to the impact of seasonality on supply and demand; our ability to develop, introduce and sell new products and technologies; potential problems relating to our manufacturing activities; the impact of acquisitions, including but not limited to the continuing integration of Spansion and the recent acquisition of Broadcom’s wireless IoT business; our ability to attract and retain key personnel; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Contacts:

For Media:

Sard Verbinnen & Co

Ron Low/John Christiansen

(415) 618-8750

cypress-svc@sardverb.com

For Investors:

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh/Tony Vecchio

(877) 285-5990

info@okapipartners.com